Exhibit 99.(a)(1)(H)

FORM OF CONFIRMATION LETTER TO ELIGIBLE EMPLOYEES
PARTICIPATING IN THE EXCHANGE OFFER
Date:
To:
From:    NewLink Genetics Corporation
Re:    Confirmation of Acceptance of Election Form
Thank you for your submission of the Election Form. We confirm with this letter that we have accepted your Election Form. Subject to the other terms and conditions of the Exchange Offer, your Eligible Options will be cancelled and New Options will be granted to you. Shortly, we will be sending you a grant notice and award agreement for your New Options that contain the terms of the New Options (the “New Option Agreement”) as described in the Offer to Exchange Eligible Options for New Options, dated June 20, 2019 (the “Exchange Offer”). The New Option Agreement will be delivered electronically.
In the meanwhile, if you have any questions, please send an email to option.exchange@linkp.com or call Legal Department at (515) 296-5555.
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Exchange Offer.